Exhibit 4.1

FORM OF

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [•], 2020, among Zyla Life Sciences, a Delaware corporation (formerly known as Egalet Corporation) (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein), Alligator Zebra Holdings, Inc., a Delaware corporation (“Holdings”), and Wilmington Savings Fund Society, FSB (as successor to U.S. Bank National Association), as trustee under the indenture referred to below (in such capacity, together with its successors and assigns in such capacity, the “Trustee”) and collateral agent under the indenture referred to below (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and Collateral Agent an indenture (the “Indenture”), dated as of January 31, 2019, providing for the issuance of 13% Senior Secured Notes due 2024 (the “Notes”);

WHEREAS, the Issuer and the Guarantors propose to amend the Indenture, the Notes and the Collateral Agreement (the “Proposed Amendments”) as contemplated hereby;

WHEREAS, pursuant to Section 9.02 of the Indenture and Section 8.20 of the Collateral Agreement, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Indenture, the Notes and the Collateral Agreement as contemplated hereby provided that the Holders of the Notes then outstanding have consented;

WHEREAS, upon the terms and conditions set forth therein, the Holders of the Notes currently outstanding have agreed to consent to the Proposed Amendments;

WHEREAS, pursuant to that certain agreement and plan of merger, dated as of March 16, 2020, by and among Holdings, Assertio Therapeutics, Inc., a Delaware corporation, Zebra Merger Sub, Inc., a Delaware corporation, Alligator Merger Sub, Inc., a Delaware corporation and the Issuer (the “Merger Agreement”), a wholly-owned subsidiary of Holdings will merge with and into the Issuer (the “Merger”), Holdings will become the owner of the equity of the Issuer and will expressly assume the obligations of the Issuer under the Indenture, the Securities, the Intercreditor Agreements and the Security Documents as required by Section 5.01(a) of the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture and Section 8.20 of the Collateral Agreement, each of the Trustee and the Collateral Agent is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer, each Guarantor and Holdings have been authorized by a resolution of its respective board of directors, managers, managing members or general partner, as applicable, to enter into this First Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture, and by the organizational documents of the Issuer, the Guarantors and Holdings to make this First Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

AMENDMENT OF INDENTURE, NOTES AND COLLATERAL AGREEMENT,

ASSUMPTION AND GUARANTEE

Following the execution and delivery by the Issuer, the Guarantors, Holdings, the Collateral Agent and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the initial date (the “Operative Date”) of the effective time of the Merger pursuant to the Merger Agreement; provided that notwithstanding the foregoing or anything herein to the contrary or otherwise, the Operative Date shall not occur until the payment by the Issuer of the reasonable invoiced fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) and Cooley LLP (“Cooley”), each as counsel to one or more of the Holders consenting to this Supplemental Indenture; provided further that in the event that (x) the Operative Date shall not occur on or prior to October 17, 2020 or (y) the Merger Agreement shall otherwise be terminated prior to the consummation of the Merger, then the terms of this Supplemental Indenture (other than the provisions relating to reimbursement of expenses) (but including the assumption of Holdings and guarantee by the Issuer provided for herein) shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.  Effective as of the Operative Date, (i) the Supplemental Indenture hereby amends the Indenture, the Notes and the Collateral Agreement, (ii) Holdings expressly assumes the obligations of the Issuer under the Indenture, the Securities, the Intercreditor Agreements and the Security Documents and the Issuer guarantees the Guaranteed Obligations, in each case, as provided for herein and (iii) from and after the assumption of the Obligations by Holdings, the term “Issuer” under the Indenture shall refer to Holdings and the Issuer shall be a Restricted Subsidiary and Subsidiary Guarantor for all purposes under the Indenture.

Amendment of Section 1.01 of the Indenture.  Pursuant to Section 9.02 of the Indenture, the following definitions are hereby added to Section 1.01 in alphabetical order:

““Assertio” means Assertio Therapeutics, Inc. (f/k/a Depomed Inc.).

“Assertio Convertible Debt” means the 2.50% Convertible Senior Notes due 2021 issued by Assertio (the “2021 Assertio Convertible Notes”) and the 5.00% Convertible Senior Notes due 2024 issued by Assertio.

“Depo DR” means Depo DR Sub, LLC, a Delaware limited liability company.

“Merger” means the merger of a wholly-owned subsidiary of Holdings with and into the Issuer, pursuant to that certain agreement and plan of merger, dated as of March 16, 2020, by and among Holdings, Assertio Therapeutics, Inc., a Delaware corporation, Zebra Merger Sub, Inc., a Delaware corporation, Alligator Merger Sub, Inc., a Delaware corporation and the Issuer (as in effect on the date of this Supplemental Indenture or as amended in a manner not adverse in any material respect to the Holders).

“Royalty Purchase and Sale Agreement” means that certain Royalty Purchase and Sale Agreement, dated as of October 18, 2013, as amended by Amendment No. 1 thereto dated as of August 2, 2018, among Assertio, Depo DR and PDL Investment Holdings, LLC (as assignee of PDL BioPharma, Inc.).”

Amendment of Section 1.01 of the Indenture.  Pursuant to Section 9.02 of the Indenture, each of the following definitions set forth in Section 1.01 of the Indenture is hereby amended as follows:

(a)           The definitions of “Applicable Percentage” and “Net Sales” are hereby deleted.

(b)           The definition of “Asset Sale” is hereby amended by amending and restating clauses (d), (e) and (h) of such definition in their entirety as follows:

“(d)         any disposition of assets or issuance or sale of Equity Interests of the Issuer or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $5,000,000 on an individual basis and $10,000,000 in the aggregate; provided that any such disposition of assets or issuance or sale of Equity Interests shall not be made to (i) Assertio or any of its Subsidiaries by any Person that is not Assertio or one of its Subsidiaries or (ii) Depo DR;

(e)           any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer (or to an entity that contemporaneously therewith becomes a Restricted Subsidiary); provided that any such disposition of property or assets or issuance of securities shall not be made to (i) Assertio or any of its Subsidiaries by any Person that is not Assertio or one of its Subsidiaries or (ii) Depo DR;

(h)           the disposition of the Equity Interests in Depo DR pursuant to the Royalty Purchase and Sale Agreement;”

(c)           The definition of “Change of Control” is hereby amended by amending and restating the paragraph at the end of the definition as follows:

“Notwithstanding the foregoing, (i) the acquisition, directly or indirectly, of 100% of the total voting power of the issued and outstanding Voting Stock of the Issuer by any Person who, immediately after such acquisition, has no material assets other than the Capital Stock of the Issuer or its direct or indirect parent company will not, by itself, constitute a Change of Control and (ii) the Merger shall not constitute a Change of Control.”

(d)           The definition of “Excluded Assets” is hereby amended by replacing clause (v) thereof with the following:

“(v)         so long as the Royalty Purchase and Sale Agreement remains in effect, the Equity Interests of Assertio in Depo DR;”

(e)           The definition of “Investments” is hereby amended by adding the following proviso at the end of such definition:

“provided that the acquisition of the Assertio Convertible Debt shall not constitute an Investment”

(f)            The definition of “Investments” also is amended by adding the following additional sentence at the end of such definition immediately after the proviso added pursuant to clause (d) above:

“Notwithstanding anything herein to the contrary or otherwise, no Investments (including pursuant to Section 4.06 or the definition of “Permitted Investments” or otherwise) shall be permitted to be made in (i) Assertio or any of its Subsidiaries by any Person that is not Assertio or one of its Subsidiaries, except in reliance on clause (19) of the definition of “Permitted Investments”; provided that the foregoing shall not prohibit Assertio or any of its Subsidiaries from entering into intercompany arrangements, including license agreements, with a Person that is not Assertio or one of its Subsidiaries pursuant to which such Person may make royalty or similar transfer pricing payments to Assertio or one of its Subsidiaries, and Assertio or one of its Subsidiaries may receive and retain such payments, in the amount of the fair value of the assets sold pursuant to such arrangements or (ii) Depo DR.”

(g)           The definition of “Permitted Investments” is hereby amended by amending and restating clause (19) of such definition in its entirety as follows:

“(19)  Investments in (x) Restricted Subsidiaries who are not Guarantors and (y) Assertio or any of its Subsidiaries (other than Depo DR) by any Person that is not Assertio or one of its Subsidiaries in an aggregate amount pursuant to clause (x) and (y) not to exceed $2,500,000 at any one time outstanding pursuant to this clause (19);”

(h)           The definition of “Restricted Subsidiary” is hereby amended by adding the following additional sentence at the end thereof:

Notwithstanding the foregoing, Depo DR shall not constitute a “Restricted Subsidiary” of the Issuer.

Amendment of Section 4.01 of the Indenture.  Pursuant to Section 9.02 of the Indenture, Section 4.01(b) of the Indenture is hereby amended and restated in its entirety as follows:

“(b)  On each Payment Date, commencing on May 1, 2019, or on the succeeding Business Day if any such date is not a Business Day and ceasing upon the payment in full of the outstanding principal balance of the Securities, the Issuer shall pay an amount equal to 5.00% of the original aggregate principal amount of the Securities.  The Issuer shall deliver an Officers’ Certificate to the Trustee stating the amount of such principal payment at least 10 days prior to the applicable Payment Date.”

Amendment of Section 4.02(h) of the Indenture.  Pursuant to Section 9.02 of the Indenture, Section 4.02(h) of the Indenture is hereby amended and restated in its entirety as follows:

“(h)         Intentionally omitted.”

Amendment of Section 4.03 of the Indenture.  Pursuant to Section 9.02 of the Indenture, the following paragraph shall be added immediately after the final paragraph of Section 4.03 of the Indenture:

“Notwithstanding the foregoing or anything herein to the contrary or otherwise, (i) Assertio may at any time have outstanding Assertio Convertible Debt (or any Indebtedness or Disqualified Stock that serves to refund, refinance or defease such Assertio Convertible Debt); provided that at all times Assertio has deposited in a blocked control account pledged as collateral in favor of the Trustee for the benefit of the Holders an amount of cash at least equal to the principal amount of any 2021 Assertio Convertible Notes then outstanding; provided, further, that Assertio shall be permitted to withdraw the cash in such blocked account only to repay, purchase or redeem the 2021 Assertio Convertible Notes (whether such redemption is at maturity or pursuant to a tender offer or private purchase) at a price not in excess of the principal amount thereof plus any accrued and unpaid interest thereon and (ii) Assertio Convertible Indebtedness (or any Indebtedness or Disqualified Stock that serves to refund, refinance or defease such Assertio Convertible Debt) may be incurred and outstanding only pursuant to the provisions of this paragraph and not pursuant to any other provision or basket in Section 4.03(a) and 4.03(b).”

Amendment of Section 4.06 of the Indenture.  Pursuant to Section 9.02 of the Indenture, Section 4.06(b) of the Indenture is hereby amended by deleting the reference to “$10,000,000” and inserting in replacement thereof “$5,000,000.”

Addition of Section 4.18 of the Indenture.  Pursuant to Section 9.02 of the Indenture, a new Section 4.18 is added to the Indenture, with such Section 4.18 reading as follows:

“SECTION 4.18.  Depo DR.  At all times from and after the Operative Date, the Issuer and its Restricted Subsidiaries shall not direct any aspect of the operation of Depo DR or permit the amendment, restatement, amendment and restatement, modification, supplement or waiver of the Royalty Purchase and Sale Agreement (as in effect on the date hereof) in any manner that has the effect of resulting in the Issuer and its Restricted Subsidiaries directing any aspect of the operation of Depo DR.”

Amendment of Section 5.01(b) of the Indenture.  Pursuant to Section 9.02 of the Indenture, Section 5.01(b) of the Indenture is hereby amended by adding the following paragraph:

“Notwithstanding the foregoing, (i) neither Assertio nor any of its Subsidiaries may be consolidated, amalgamated, or merged with the Issuer or any Subsidiary of the Issuer other than Assertio or any of its Subsidiaries (other than Depo DR), and (ii) Depo DR may not be consolidated, amalgamated or merged with the Issuer or any Subsidiary of the Issuer.”

Amendment of Section 9.02 of the Indenture.  Pursuant to Section 9.02 of the Indenture, Section 9.02(a)(iii) of the Indenture is hereby amended and restated in its entirety as follows:

“(iii)        reduce the principal of any Security or change the Stated Maturity of any Security (or the due date in respect of the payment of any installment of principal);”

Amendment of Section 1(d) of the Notes.  Pursuant to Section 9.02 of the Indenture, Section 1(d) of the Notes is hereby amended and restated in its entirety as follows:

“(d)         This Security is one of a series of Securities.  On each Payment Date, commencing on May 1, 2019, or on the succeeding Business Day if any such date is not a Business Day and ceasing upon the payment in full of the outstanding principal balance of the Securities, the Issuer shall pay an amount equal to 5.00% of the original aggregate principal amount of the Securities.  The Issuer shall deliver an Officers’ Certificate to the Trustee stating the amount of such principal payment at least 10 days prior to the applicable Payment Date.”

Amendment of Section 1 of the Notes.  Pursuant to Section 9.02 of the Indenture, the definition of “Applicable Percentage” set forth in Section 1 of the Notes is hereby deleted.

Amendment of Section 5 of the Notes.  Pursuant to Section 9.02 of the Indenture, the Redemption Price of “103.00%” for the period from and including January 31, 2020 to and including January 30, 2021 shall be replaced with a Redemption Price of “100.00%” for such period.

Assumption by Holdings and Waiver.  Holdings hereby expressly assumes the obligations of the Issuer under the Indenture, the Securities, the Intercreditor Agreements and the Security Documents.  Holdings is hereby substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if Holdings had been named as the Issuer in the Indenture.  Each Guarantor confirms that its Guarantee shall apply to Holdings’ obligations under the Indenture and the Securities.  For purposes of the Merger, the conditions set forth in Section 5.01(a)(ii) and (iii) of the Indenture shall not be applicable.

Agreement to Guarantee.  The Issuer, Assertio and each other Subsidiary of Holdings signatory hereto that is not a Guarantor (other than Depo DR) hereby, jointly and severally with the Guarantors, irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety on a senior basis to each Holder and to the Trustee and its successors and assigns the Guaranteed Obligations, on the terms and subject to the conditions set forth in Article 10 of the Indenture, and agrees to be bound by all other applicable provisions of the Indenture and the

Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Post-Closing Obligations.  Notwithstanding anything to the contrary in the Collateral Agreement, the parties to this Supplemental Indenture hereby agree that (other than with respect to any blocked control account containing funds in an amount equal to the principal amount of the 2021 Assertio Convertible Notes then outstanding) the Issuer and its Restricted Subsidiaries shall have a post-closing period of 45 days after the closing of the Merger to enter into any deposit account control agreements required by the Indenture, the Securities and the Security Documents.  In the event that this post-closing obligation has not been satisfied by the end of the initial 45 day post-closing period, so long as the Issuer certifies in writing to the Trustee that it has used and is continuing to use commercially reasonable efforts to satisfy such post-closing obligation, such post-closing period shall be extended for up to two additional 30 day periods.

MISCELLANEOUS PROVISIONS

Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the recitals hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Notices. All notices or other communications to Holdings shall be given as provided in Section 12.01 of the Indenture.

Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Effect of Headings. The Section headings herein are for convenience of reference only and shall not affect the construction thereof.

Reimbursement of Holder Counsel Fees.  The Issuer has paid a stay ahead retainer in the amounts agreed to with Paul, Weiss and Cooley, each as counsel to one or more of the Holders consenting to this Supplemental Indenture.  Each of such stay ahead retainers shall be applied to pay the reasonable invoiced fees and expenses of Paul, Weiss and Cooley, as applicable, from time to time.  Additionally, the Issuer covenants and agrees to pay any amounts in excess of the stay ahead retainer to Paul, Weiss and Cooley, as applicable, in respect of their reasonable invoiced fees and expenses within thirty (30) days of receipt of such invoices (or, if earlier, the Operative Date).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:  March   , 2020

ZYLA LIFE SCIENCES

By:
Name:
Title:

ZYLA LIFE SCIENCES US INC.

By:
Name:
Title:

EGALET LIMITED

By:
Name:
Title:

ASSERTIO THERAPEUTICS, INC. (F/K/A DEPOMED INC.)

By:
Name:
Title:

ALLIGATOR ZEBRA HOLDINGS, INC.

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name:
Title: Authorized Signatory

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent

By:
Name:
Title: Authorized Signatory